Exhibit 10.59

David S. Wise
Power To Renew A Life	Vice President & General Counsel
281.228.7268 office
281.283.5369 facsimile
david .wise@cyberonics.com
October 12, 2006
Pamela B. Westbrook
26 Schubach Drive
Sugar Land, TX 77479
Re: Advancement of Attorney’s Fees
Dear Pam:
     This Agreement, Affirmation and Undertaking is to confirm the terms under which Cyberonics, Inc., a Delaware corporation, (“Cyberonics” or the “Company”) will agree to your request that it advance your reasonable attorney’s fees and costs (collectively, “Fees”) in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, regarding Cyberonics’ practices and procedures for granting stock options (collectively, “Proceedings”).
     The terms are as follows:
     1. Subject to the terms of this Agreement, the Company’s bylaws and articles of incorporation, and applicable law, Cyberonics agrees to advance Fees incurred by you in connection with the Proceedings,
     2. You agree to undertake to repay all Fees advanced by Cyberonics pursuant to this Agreement if it shall ultimately be determined that you are not entitled to indemnification. The obligations of this paragraph shall survive termination of this Agreement.,
     3. You agree that with respect to any amounts advanced to you or on your behalf by Cyberonics in connection with the Proceedings: (i) Cyberonics will be subrogated to any right you have to recover such amounts from any third party including, but not limited to, any right you have to any insurance coverage that may be available to you under any insurance policy procured by or on behalf of Cyberonics; (ii) you will cooperate with Cyberonics and take any action reasonably necessary to assist or enable Cyberonics to exercise the rights to which it is subrogated under the preceding clause including, but not limited to, executing any formal assignment or other legal instrument that may be required in order for Cyberonics to pursue or enforce such rights; and (iii) you will cooperate with Cyberonics and take any action reasonably necessary to assist or enable Cyberonics to obtain reimbursement or direct payment of such
Cyberonics, Inc.       100 Cyberonics Blvd.       Houston, TX 77058       800.332.1375       www.VNSTherapy.com

Pamela B. Westbrook
October 12, 2006

amounts under any insurance policy procured by Cyberonics. The obligations of this paragraph shall survive termination of this Agreement.
     4. You shall cause your legal counsel to send to Cyberonics, each month, an invoice for the fees and expenses of counsel for the immediately preceding month. All such invoices shall provide a description of the services performed (subject to the reasonable requirements for you to maintain the attorney-client privilege), shall set forth the hours worked and the hourly rate of the attorney who performed the services, shall conform to any applicable billing guidelines and procedures, and shall otherwise be in form and substance acceptable to Cyberonics.
     5. You shall send all invoices and notices under this Agreement to: Office of General Counsel, Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, TX 77058.
     6. This Agreement covers only the advancement of Fees in connection with a Proceeding. The rights and obligations of you and Cyberonics regarding any possible claim of indemnification by you from or against any damages, fines, penalties or awards, whether in connection with a Proceeding or otherwise, are not governed by this Agreement, but will be determined under the bylaws and articles of incorporation of Cyberonics, applicable law, and any applicable contract.
     7. To the extent there is any inconsistency between this Agreement and the terms of the Company’s bylaws and articles of incorporation or applicable law, the Company’s bylaws and articles of incorporation and applicable law shall govern over the terms herein.
     To indicate your agreement with the terms of this Agreement, please execute a copy in the space provided below and return it to Cyberonics’ General Counsel,
Sincerely,
/s/ David S.Wise
David S.Wise

AGREED AND ACCEPTED:

/s/ Pamela B. Westbrook

Print Name:	Pamela B. Westbrook

Date:	October 12, 2006
Cyberonics, Inc.      100 Cyberonics Blvd.     Houston, TX 77058     800.332.1375       www.VNSTherapy.com